Exhibit 99.(d)(xv)

Expense Limitation Agreement

This Expense Limitation Agreement (the “Agreement”) is made and entered into this 3rd day of February, 2021 between Lord, Abbett & Co. LLC (“Lord Abbett”) and Lord Abbett Series Fund, Inc. (the “Company”) with respect to its Classes named below (each, a “Portfolio”).

In consideration of good and valuable consideration, receipt of which is hereby acknowledged, it is agreed as follows:

1.	With respect to Developing Growth Portfolio, Lord Abbett agrees for the time period set forth in paragraph 4 below to waive all or a portion of its management and administrative services fees and reimburse the Portfolio’s other expenses to the extent necessary to limit total net annual operating expenses, excluding acquired fund fees and expenses, interest-related expenses, taxes, expenses related to litigation and potential litigation, and extraordinary expenses, to an annual rate of 1.04%.

2.	With respect to Dividend Growth Portfolio, Lord Abbett agrees for the time period set forth in paragraph 4 below to waive all or a portion of its management and administrative services fees and reimburse the Portfolio’s other expenses to the extent necessary to limit total net annual operating expenses, excluding acquired fund fees and expenses, interest-related expenses, taxes, expenses related to litigation and potential litigation, and extraordinary expenses, to an annual rate of 0.99%.

3.	With respect to Fundamental Equity Portfolio, Lord Abbett agrees for the time period set forth in paragraph 4 below to waive all or a portion of its management and administrative services fees and reimburse the Portfolio’s other expenses to the extent necessary to limit total net annual operating expenses, excluding acquired fund fees and expenses, interest-related expenses, taxes, expenses related to litigation and potential litigation, and extraordinary expenses, to an annual rate of 1.08%.

4.	This Agreement will be effective from May 1, 2021 through April 30, 2022. This Agreement may be terminated only by the Board of Directors of the Company upon written notice to Lord Abbett.

[Signatures follow on next page]

IN WITNESS WHEREOF, Lord Abbett and the Company have caused this Agreement to be executed by a duly authorized member and officer, respectively, to become effective as of the day and year first above written.

Lord, Abbett & Co. LLC

By:	/s/Lawrence B. Stoller
Lawrence B. Stoller
Member and General Counsel

Lord Abbett Series Fund, Inc.

By:	/s/John T. Fitzgerald
John T. Fitzgerald
Vice President and Assistant Secretary
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